EXHIBIT 99.1
                                                                    ------------


          Three Rivers Bancorp, Inc. and the Pennsylvania Capital Bank
                 Agree to Merge on an Exchange of Stock and Cash

    MONROEVILLE, Pa., Feb. 1 /PRNewswire/ --
Three Rivers Bancorp, Inc. (Nasdaq: TRBC) ("TRBC") and The Pennsylvania Capital Bank (OTC Bulletin Board: PVAC) ("PA Capital Bank") announced today that they have signed a definitive agreement for TRBC to acquire all the stock of PA Capital Bank and to merge PA Capital Bank into Three Rivers Bank, TRBC's principal subsidiary.
    Pursuant to the definitive agreement, the transaction pricing has been calculated by using an underlying exchange ratio of 4.61 and price of TRBC's stock at $9.00 creating a value of $41.50 a share for PA Capital's stock. Each PA Capital Bank shareholder will receive 90% of the deal price in TRBC stock and 10% in cash. The exchange ratio may be adjusted to reflect the exercise of outstanding options.
    Based on TRBC's price of $9.00, and assuming 100% redemption of the options, the value price of the transaction would be $20 million comprised of $16.6 million in TRBC stock and $3.4 million in cash including $1.6 million needed to cash out the PA Capital Bank options. The price is approximately 175% of PA Capital's book value and 16.4 times its 2000 earnings. Using this example, TRBC would issue approximately 1.83 million additional shares in the transaction, which will be recorded under the purchase method of accounting.
    In addition, Gerald B. Hindy and Charles A. Warden, Vice Chairman and Chairman, respectively, of PA Capital Bank, will become directors and members of the executive committees of TRBC's and Three Rivers Bank's boards, with Mr. Hindy being named Vice Chairman of the Board.
    TRBC is a registered bank holding company with $950 million in assets and 24 branches in the greater Pittsburgh area and PA Capital Bank is a $145 million commercial bank with one location in downtown Pittsburgh.
    Pending approval by shareholders of both TRBC and PA Capital Bank and various regulatory agencies, the transaction is expected to close at the beginning of the third quarter of 2001. It is anticipated that TRBC's annual shareholders' meeting will be delayed to accommodate this transaction.
    Terry K. Dunkle, Chairman and CEO of TRBC, stated, "We are pleased with our first strategic partnership that was made possible and foreseen as a result of our spin-off from USBANCORP, Inc. last April.
    This transaction:

        --   is expected to be accretive  to reported per share  earnings within the first 1 1/2 year's operation as a result of significant merger-
             related savings resulting from identified synergies.
        --   will be immediately accretive to cash earnings per share.

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        --    will satisfy  the Internal  Revenue Service's requirement for TRBC to raise capital  under  the spin-off's private  letter ruling and
              will be considerably less dilutive to  TRBC's   shareholders  when
              compared to a public offering as an alternative method of raising capital.
        -- will give Three Rivers Bank a downtown Pittsburgh location and immediate access to an existing high net worth and corporate client base.
        -- will increase insider ownership with the addition of the new Directors."

    Charles Warden, Chairman of PA Capital Bank, stated, "Our customers and shareholders will benefit from this combination of two fine banking companies.

        -- Many of PA Capital's business and high net worth customers who have wanted to expand their relationship with us will benefit from the greater lending capabilities of Three Rivers Bank, as well as their investment and Internet banking capabilities.

        --    In   addition,   our   customers   will  have   expanded   banking
              opportunities through Three Rivers Bank's 24 branches and 23 ATMs.

        -- Our shareholders will receive the benefits of having greater liquidity in their stock through ownership of Three Rivers Bank shares."

    Shareholders of TRBC and PA Capital Bank and other interested parties are urged to read the joint proxy statement/prospectus that will be included in the Form S-4 registration statement that TRBC will file with the SEC in connection with the merger because it will contain important information about TRBC, PA
Capital Bank, the merger and other related matters. The joint proxy statement/prospectus will be mailed to each shareholder of TRBC and PA Capital Bank prior to their respective shareholder meetings, neither of which has yet been scheduled. In addition when the registration statement, which will include the joint proxy statement/prospectus, and other related documents are filed by TRBC with the SEC, they may be obtained for free at the SEC's website at www.sec.gov. Copies of these documents, when available, may also be obtained free of charge from TRBC by directing requests to Anthony Eramo. In the meantime, any questions should be directed to Anthony Eramo, CFO (412-666-8048) or Terry Dunkle, Chairman and CEO (412-666-8065) of TRBC or Gerald Hindy, Vice Chairman of PA Capital Bank (412-374-1190) or Charles Warden, Chairman of PA Capital Bank (412-391-7672).

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the anticipated effects of the merger. The following, among others, could cause the actual results of the merger to differ materially from TRBC's expectations: regulatory and shareholder approval, changes in economic conditions, interest rates and financial markets, changes in legislation or regulatory requirements and the successful integration of the PA Capital Bank consolidation. TRBC does not assume any duty to update forward-looking statements.

SOURCE  Three Rivers Bancorp, Inc.
    -0-                             02/01/2001
      /CONTACT: Anthony Eramo, CFO, 412-666-8048; or Terry Dunkle, Chairman and CEO, 412-666-8065, both of TRBC; or Gerald Hindy, Vice Chairman, 412-374-1190; or Charles Warden, Chairman, 412-391-7672, both of PA Capital Bank/

    /Web site:  http://www.trbc.net /
    (TRBC PVAC)

CO:  Three  Rivers  Bancorp, Inc.; The  Pennsylvania  Capital Bank; Three Rivers
     Bank
ST:  Pennsylvania
IN:  FIN
SU:  TNM